Exhibit (a)(1)(D)

DRUGSTORE.COM, INC.

Confirmation Email/Fax to Employees Who Elect

to Participate in the Offer to Amend

TO:	[EMPLOYEE NAME/EMAIL ADDRESS]

FROM:	Yukio Morikubo

DATE:	[DATE]

SUBJECT:	Confirmation of Election to Participate in the Offer to Amend

This email/fax is to inform you that drugstore.com, inc. (“drugstore.com”) has received your Election/Withdrawal Form by which you voluntarily elected to amend all of your eligible options in accordance with the terms and conditions set forth in the Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”). Upon amendment of your eligible options, the exercise price per share of such stock options will be equal to (i) the fair market value per share of the Company’s common stock on the date of grant or (ii) if the closing selling price per share of the Company’s common stock on the expiration date is less than the fair market value of the Company’s common stock on the date of grant, then the greater of (x) the closing selling price per share of the Company’s common stock on the expiration date or (y) the original exercise price. Further, in January 2009, you will receive the cash payments, if any, to which you are entitled under the terms of the offer.

If you change your mind about participating in the offer, you may withdraw your election as to all of your eligible options. You must properly complete a new Election/Withdrawal Form withdrawing your election and submit it by email to tenderoffer@drugstore.com or by fax to Stock Plan Administrator at (425) 372-3808 on or before the expiration date. Please note that you will be bound by the last properly submitted Election/Withdrawal Form we receive on or before the expiration date. The expiration date is expected to be 11:59:59 p.m. (midnight), Eastern Time, on December 12, 2008, unless we extend the offer. Responses submitted by any other means, including hand delivery, U.S. mail (or other post), and Federal Express (or similar delivery service) are not permitted.

If you need additional copies of the Offer to Amend or Election/Withdrawal Form, please either print the documents from http://investor.drugstore.com (select “options tender offer” in the “investor relations” column), email tenderoffer@drugstore.com, or send a fax to Stock Plan Administrator at (425) 372-3808. Please note that your personalized addendum to the Election/Withdrawal Form will not be available from http://investor.drugstore.com. To obtain another copy of your addendum, you must email tenderoffer@drugstore.com or send a fax to Stock Plan Administrator at (425) 372-3808.

If you have questions concerning the submission of your Election/Withdrawal Form or general questions about the offer, you may contact:

Stock Plan Administrator

Phone: (425) 372-3200

Email: tenderoffer@drugstore.com

Please note that our receipt of your Election/Withdrawal Form is not by itself an acceptance of the options. For purposes of the offer, drugstore.com will be deemed to have accepted options with respect to which proper elections have been made and not properly withdrawn as of the date when drugstore.com gives written notice to drugstore.com employees generally of its acceptance of such options, which notice may be made by press release, email or other method of communication. drugstore.com’s formal acceptance is expected to take place promptly after the expiration date.

DRUGSTORE.COM, INC.

Confirmation Email/Fax to Employees Who Withdraw

Their Election to Participate in the Tender Offer or

Who Decline to Participate in the Tender Offer

TO:	[EMPLOYEE NAME/EMAIL ADDRESS]

FROM:	Yukio Morikubo

DATE:	[DATE]

SUBJECT:	Confirmation of Withdrawal

This email is to inform you that drugstore.com has received your Election/Withdrawal Form by which you rejected drugstore.com’s offer to amend all of your eligible options in accordance with the terms and conditions set forth in the Offer to Amend the Exercise Price of Certain Options (“Offer to Amend”).

As outlined in the Offer to Amend and other tender offer documents, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), imposes certain adverse personal tax consequences on stock options that were granted with an exercise price per share less than the fair market value per share of the stock on the date of grant (the “discount options”). The adverse personal tax consequences only apply to those stock options that vest after December 31, 2004 and may include federal income taxation at vesting (whether the stock options are exercised or not), an additional 20% federal penalty tax, and interest charges. In addition, there may be additional state tax liabilities related to the discount options. It has been determined that certain of your stock options may be affected by Section 409A.

By electing not to participate in the offer and therefore not to amend these options, such options will be subject to the adverse personal tax consequences under Section 409A. If you change your mind about participation in the offer, you may elect to accept the terms of the offer with respect to all of your eligible options by submitting a new, properly completed and signed Election/Withdrawal Form on or before the expiration date by email to tenderoffer@drugstore.com or by fax to Stock Plan Administrator at (425) 372-3808. Responses submitted by any other means, including U.S. mail (or other post), Federal Express (or similar delivery service), and hand delivery, are not permitted. Please note that you will be bound by the last properly submitted Election/Withdrawal Form we receive on or before the expiration date. The expiration date is 11:59:59 p.m. (midnight), Eastern Time on December 12, 2008, unless we extend the offer.

If you need additional copies of the Offer to Amend or Election/Withdrawal Form, please either print the documents from http://investor.drugstore.com (select “options tender offer” in the “investor relations” column), email tenderoffer@drugstore.com, or send a fax to Stock Plan Administrator at (425) 372-3808. Please note that your personalized addendum to the Election/Withdrawal Form will not be available from http://investor.drugstore.com. To obtain another copy of your addendum, you must email tenderoffer@drugstore.com or send a fax to Stock Plan Administrator at (425) 372-3808.

If you have questions concerning the submission of your Election/Withdrawal Form or general questions about the offer, you may contact:

Stock Plan Administrator

Phone: (425) 372-3200

Email: tenderoffer@drugstore.com